Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
Justin Sebastiano	Joseph N. Jaffoni, Richard Land
Senior VP, Finance & Treasurer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Penn National Gaming Reports First Quarter Revenues of $1.27 Billion,
Net Income of $90.9 Million, Adjusted EBITDAR of $447.0 Million, and Adjusted EBITDA of $336.6 Million

- PENN Generated First Quarter Net Income Margin of 7% and Record First Quarter Adjusted EBITDAR Margin of 35%, Benefiting from Strong Demand at Land-Based Casinos and More Efficient Cost Structure -

- Focus Remains on Driving Profitable Online Gaming Revenue with Q1 Launches in Michigan and Illinois -

WYOMISSING, PA (May 6, 2021) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three months ended March 31, 2021.

Jay Snowden, President and Chief Executive Officer, commented: “Penn National kicked off the year with record results in Q1 2021 from our land-based business and the launch of our online Barstool Sportsbook in Michigan and Illinois. In addition, we fully integrated our mychoice player loyalty program across all our retail and digital offerings, which bolsters Penn National’s ecosystem and further expands our competitive advantage. Equally exciting was our inclusion in the S&P 500 in March, which underscores the investment community’s confidence in our digital transformation and our position as the nation’s largest regional gaming operator. This milestone is a testament to the hard work, determination and commitment of all our team members at the property and corporate levels as well as our valued partners at Barstool Sports.

“Last month we filed our proxy statement which included an in-depth ESG report on our ongoing efforts to care for our people, our communities and our planet. Highlights include the launch of a new Diversity Scholarship program in March, which reflects our commitment to equity in post-secondary education opportunities for the children of our team members. With an annual commitment of $1 million, we plan to extend up to 65 scholarships this year. In addition, we implemented a supplier diversity initiative with the goal of developing new opportunities for minority-owned businesses. Last month, we hosted companywide ‘Days of Listening’ to gather feedback from team members on all matters of diversity and inclusion. Finally, on May 15, we will launch a new initiative to honor our active-duty military, veterans and first responders. The ‘myheroes’ program is an exclusive, fully integrated extension of Penn National’s industry leading mychoice rewards loyalty program, which will provide our nation’s heroes access to exclusive discounts and offers at Penn National’s 41 properties in 19 states.”

For further information, we have posted a presentation to our website regarding the first quarter highlights and accomplishments, which can be found here.

Core Business Firing on All Cylinders

For the first quarter ended March 31, 2021, Penn National generated revenues of $1,274.9 million and Adjusted EBITDAR of $447.0 million. Revenues declined 6% compared to Q1 2019 pro forma results while Adjusted EBITDAR was up 7% and Adjusted EBITDAR margins increased 434 basis points based on the pro forma comparison. The strong results were driven by contributions from the online Barstool Sportsbook and our iCasino platforms, and land-based gaming properties despite COVID-19 related closures in Pennsylvania and Illinois for parts of January, and Zia Park in New Mexico not reopening until early March. Further, when adjusting for the days our casinos were mandated to close and excluding the contribution from Penn Interactive, revenues declined 9% and Adjusted EBITDAR increased 12%, which equates to margin improvement of more than 700 basis points compared to pro forma Q1 2019.

Mr. Snowden continued: “Despite COVID-related restrictions and closures in January and harsh winter weather in the South segment in February, visitation and length of play continue to improve across all age segments of our player database. Moreover, we saw volumes in the month of March that we have not seen since 2019. Recall, when we reopened our properties in the summer of 2020, we saw very high spend-per-visit, but visitation was well below pre-COVID levels. Today, we’re still seeing spend-per-visit that is much higher than it was pre-COVID, and visitation is at or near 2019 levels in most of our markets, which is a great combination. Importantly, the younger demographic continues to choose gaming as a viable entertainment option while the 55+ age group has been returning to our casinos as vaccines continue to roll out. Unrated play continues to show strength that mirrors what we have seen from our rated guests. This top-line demand coupled with the structural changes we put in place at the start of the pandemic has resulted in remarkable and sustainable margin improvement. Meanwhile, the South segment outperformed with margin improvement of greater than 1,100 basis points compared to the same period in 2019 given the less restrictive COVID protocols in the region, the removal of loss-leading or lower margin amenities, more efficient labor management and a very rational marketing and promotional environment. The Midwest also reported impressive margin gains of nearly 900 basis points despite an uneven playing field related to COVID restrictions in certain key markets.

“At quarter end, our cash balance stood at $2.1 billion, traditional net debt was approximately $353 million and lease-adjusted net leverage was 4.5x based on 2019 Adjusted EBITDAR.”

Continued Expansion of our Sportsbook Footprint and Media Strategy

Mr. Snowden continued, “We remain focused on garnering top-three gaming revenue market share for the Barstool Sportsbook and driving best in class profitability. Since launching our product just over seven months ago, we have registered more than 400,000 customers and generated over $660 million and $61 million in handle and gaming revenue, respectively. We plan for the online Barstool Sportsbook to be live in eight states by football season and in at least 10 states before the end of the year.

“As previously disclosed, on March 11, we successfully launched the Barstool Sportsbook in Illinois, ahead of the 2021 NCAA Basketball Tournament. The initial results for the first 30 days of operations exceeded our expectations, with better first-time deposit conversions relative to what we had generated in Pennsylvania or Michigan. During this period, we registered over 54,700 new customers and generated total handle and gaming revenue of $67.7 million and $6.5 million, respectively. We also experienced high engagement, with 54% of our Illinois customers wagering on Barstool-exclusive bets.

“Our ability to deliver unique and engaging content through Barstool Sports sets us apart from our peers. Barstool’s social media reach, creative promotions, custom parlays, and exclusive bets have been key drivers of customer acquisition for the online sportsbook and have led to enhanced engagement and retention, particularly among more casual bettors. In addition, Barstool’s promotion of Penn National’s retail sportsbooks has driven significant awareness and visitation to our land-based properties, highlighting the unique benefits of our fully integrated media and omnichannel strategy. Overall, we have seen very strong results at our properties that have opened Barstool-branded retail sportsbooks, and we plan to open/rebrand six more retail sportsbooks by the end of 2021.

“The power of our mychoice customer base combined with the fierce loyalty of Barstool’s audience allows us to successfully cross-sell our online offerings. In Michigan, for instance, despite limited game selection, over 50% of our online sports betting MUPs placed a wager on our iCasino product during the month of March, which was above our initial expectations. We are excited to translate this success to our Barstool iCasino in Pennsylvania, which launched yesterday and will provide another great option combined with our HollywoodCasino.com offering in the state, which has resonated well with our mychoice players. We expect to add significantly more third-party content to our Barstool-branded iCasino product later this year. Further, our recently announced acquisition of HitPoint Studios will be the centerpiece of our newly formed Penn Game

Studios allowing us to create customized Barstool-themed and casino branded content that we believe will lead to even greater cross-sell opportunities.

“Barstool Sports, the media company, has maintained its incredible momentum from 2020 into the new year, with strong financial performance and audience growth. Today, Barstool’s sports, entertainment and lifestyle content drives a loyal base of 21 to 40-year old customers to our sportsbook. As Barstool continues to broaden its reach with relevant influencers and other media and sports personalities, we have seen this audience expand. Further, the continued growth and diversification of the brand’s advertising, licensing and merchandise revenue streams has enhanced the value of the media asset, which we believe is currently underappreciated.

Executing on Our Growth Initiatives

“We are continuing to execute on our exciting growth opportunities, which will drive prospective revenue and EBITDAR growth. We view investments in technology as imperative to enhancing the customer experience, delivering unique content, and gaining mindshare. Our mychoice mobile app, which we launched last quarter, has had over 333,000 downloads with approximately 115,000 monthly active users. Our app allows us to engage with our guests more effectively, provide targeted promotions, and drive revenue growth. Similarly, we believe the implementation of our cashless, cardless, and contactless (“3Cs”) technology will resonate well with our guests, especially the younger demographic. We have seen continued momentum in mychoice app downloads in all our markets across all age groups. Ultimately, these technology investments will further increase our communication effectiveness with our guests. In addition, this will improve our efficiencies and benefit revenue flow-through as expenses are further reduced.

“We will be launching the 3Cs experience throughout the remainder of 2021 at our four casinos in Pennsylvania with the first launch near the end of Q2 2021, pending regulatory approval. Included in the list of our four Pennsylvania casinos is Hollywood Casino York, set to open in August and Hollywood Casino Morgantown, which we expect to open later this year. In Maryland, we remain on track to close the Hollywood Casino Perryville acquisition in early Q3 2021, which will provide us market access to our 20th state. Each of these properties will feature a Barstool Sportsbook, which combined with our mychoice player affinity program, highlights our expanding omni-channel presence.

Serving as a Disruptor to the Gaming Industry in 2021 and Beyond

“With a very strong start to 2021, our goal is to continue to disrupt the gaming industry and position Penn National for ongoing growth through unconventional and fresh approaches. The broader acceptance of sports betting and the greater consumer adoption of technology, which was accelerated by the ongoing pandemic, have been some of the key drivers behind our strategic initiatives. Looking ahead, I am confident that Penn National will look significantly different in the next three to five years than it does today as we remain committed to breaking from the conventional wisdom in terms of how we operate and engage our customers. However, what will not change is our long-term focus on profitable growth and our dedication to creating shareholder value by maintaining a long-term view. I remain excited for the future at Penn National Gaming.”

Summary of First Quarter Results

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2021	2020	2019
Revenues	$1,274.9	$1,116.1	$1,282.6
Net income (loss)	90.9	(608.6)	41.0

Adjusted EBITDA (1)	$336.6	$154.8	$306.7
Rent expense associated with triple net operating leases (2)	110.4	97.5	84.7
Adjusted EBITDAR (1)	$447.0	$252.3	$391.4
Payments to our REIT Landlords under Triple Net Leases (3)	$226.0	$223.8	$207.9

Diluted earnings (loss) per common share	$0.55	$(5.26)	$0.35
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”) (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease beginning on May 23, 2019, and the Tropicana Lease beginning on April 16, 2020 (referred to collectively as our “triple net operating leases”). During the three months ended March 31, 2021, we recorded noncash rent expense associated with the Tropicana Lease of $7.7 million. The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended March 31,
(in millions, unaudited)	2021	2020	2019
Revenues:
Northeast segment (1)	$570.9	$520.7	$550.6
South segment (2)	295.9	223.3	292.0
West segment (3)	96.6	126.6	158.6
Midwest segment (4)	234.7	228.1	271.2
Other (5)	87.9	20.3	10.2
Intersegment eliminations (6)	(11.1)	(2.9)	—
Total revenues	$1,274.9	$1,116.1	$1,282.6

Adjusted EBITDAR:
Northeast segment (1)	$193.2	$124.5	$164.8
South segment (2)	133.9	52.6	97.8
West segment (3)	35.2	24.6	49.9
Midwest segment (4)	106.0	69.5	99.2
Other (5)	(21.3)	(18.9)	(20.3)
Total Adjusted EBITDAR (7)	$447.0	$252.3	$391.4
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway; our management contract for Retama Park Racetrack and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour ("HPT"). The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, iGaming and our Barstool Sports online sports betting app. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property. For the three ended March 31, 2021, 2020 and 2019 corporate overhead costs were $24.0 million, $24.2 million and $23.1 million, respectively. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by Penn Interactive.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Information
Given the COVID-19 pandemic and the resulting temporary closure of all of the Company’s gaming and racing properties in the first quarter ended March 31, 2020, the Company believes presenting information regarding the Company’s financial results for the quarterly period ended March 31, 2019 is useful to investors to evaluate the Company’s performance for the quarterly period ended March 31, 2021.

Although the Company did not own Greektown for the quarterly period ended March 31, 2019, the Company believes the following supplemental information is useful to investors to assess the value this transaction brings to the Company and its shareholders. Revenues and Adjusted EBITDAR earned by Greektown for the three months ended March 31, 2019 were $83.7 million and $26.7 million, respectively. The operating results of Greektown were derived from historical financial information. Greektown operating results were adjusted to conform to the Company’s methodology of allocating certain corporate expenses to properties. Revenues and Adjusted EBITDAR earned by Greektown do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transaction.

The Company ceased operations of Resorts Casino Tunica on June 30, 2019. Revenues and Adjusted EBITDAR earned by Resorts Casino Tunica for the three months ended March 31, 2019 were $5.8 million and $0.2 million, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended March 31,
(in millions, unaudited)	2021	2020	2019
Net income (loss)	$90.9	$(608.6)	$41.0
Income tax expense (benefit)	20.6	(99.5)	14.8
Income from unconsolidated affiliates	(9.6)	(4.1)	(5.7)
Interest expense, net	135.7	129.8	132.3
Other (income) expense	(21.1)	21.8	—
Operating income (loss)	216.5	(560.6)	182.4
Stock-based compensation	4.2	6.0	3.4
Cash-settled stock-based awards variance	21.5	(8.9)	0.4
(Gain) loss on disposal of assets	(0.1)	0.6	0.5
Contingent purchase price	0.1	(2.2)	4.7
Pre-opening and acquisition costs	1.6	3.2	4.4
Depreciation and amortization	81.3	95.7	104.1
Impairment losses	—	616.1	—
Insurance recoveries, net of deductible charges	—	(0.1)	—
Income from unconsolidated affiliates	9.6	4.1	5.7
Non-operating items of equity method investments (1)	1.6	0.9	1.1
Other expenses (2)	0.3	—	—
Adjusted EBITDA	336.6	154.8	306.7
Rent expense associated with triple net operating leases	110.4	97.5	84.7
Adjusted EBITDAR	$447.0	$252.3	$391.4
Net income (loss) margin	7.1%	(54.5)%	3.2%
Adjusted EBITDAR margin	35.1%	22.6%	30.5%
(1)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports and our Kansas Entertainment joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(2)    Consists of non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; and (ii) improve the effectiveness and efficiency of our Corporate functional support areas.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2021	2020	2019
Revenues
Gaming	$1,082.0	$902.9	$1,034.5
Food, beverage, hotel and other	192.9	213.2	248.1
Total revenues	1,274.9	1,116.1	1,282.6
Operating expenses
Gaming	527.8	500.9	547.4
Food, beverage, hotel and other	123.1	157.0	161.8
General and administrative	326.2	307.0	286.9
Depreciation and amortization	81.3	95.7	104.1
Impairment losses	—	616.1	—
Total operating expenses	1,058.4	1,676.7	1,100.2
Operating income (loss)	216.5	(560.6)	182.4
Other income (expenses)
Interest expense, net	(135.7)	(129.8)	(132.3)
Income from unconsolidated affiliates	9.6	4.1	5.7
Other	21.1	(21.8)	—
Total other expenses	(105.0)	(147.5)	(126.6)
Income (loss) before income taxes	111.5	(708.1)	55.8
Income tax benefit (expense)	(20.6)	99.5	(14.8)
Net income (loss)	90.9	(608.6)	41.0
Less: Net (income) loss attributable to non-controlling interest	0.1	—	—
Net income (loss) attributable to Penn National	$91.0	$(608.6)	$41.0

Earnings (loss) per share:
Basic earnings (loss) per share	$0.58	$(5.26)	$0.35
Diluted earnings (loss) per share	$0.55	$(5.26)	$0.35

Weighted-average common shares outstanding - basic	155.7	115.7	116.3
Weighted-average common shares outstanding - diluted	172.8	115.7	118.6

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$2,062.2	$1,853.8

Bank debt	$1,612.0	$1,628.1
Notes (1)	730.5	730.5
Other long-term obligations (2)	72.3	73.0
Total traditional debt	2,414.8	2,431.6
Financing obligation (3)	74.0	—
Less: Debt discounts and debt issuance costs	(113.5)	(119.0)
	$2,375.3	$2,312.6

Traditional net debt (4)	$352.6	$577.8
(1)Inclusive of our 5.625% Notes due 2027 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of March 31, 2021 primarily includes $60.9 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $11.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.”

Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our Kansas Entertainment joint venture. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from our Kansas Entertainment investment.

	For the three months ended March 31,
(in millions, unaudited)	2021	2020	2019
Cash flow distributions	$5.5	$8.7	$6.5

Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended March 31,
(in millions, unaudited)	2021	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$226.0	$223.8	$207.9
Cash refunds related to income taxes, net	$(8.8)	$(1.1)	$(1.7)
Cash paid for interest on traditional debt	$25.8	$33.8	$38.5
Maintenance capital expenditures	$14.8	$29.7	$36.2
(1)Consists of payments made under the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Morgantown Leases, in cash. As previously noted, the cash rent under the Tropicana Lease is nominal.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports and our Kansas Entertainment joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Tropicana Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2932. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well as online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool will exclusively promote the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the mychoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offerings, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: COVID-19; continued demand for the gaming properties that have opened and the possibility that the Company’s gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; the potential benefits and expected timing of the Perryville transaction with Gaming and Leisure Properties, Inc.; the potential benefits and expected timing of the Hitpoint transaction; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from the Company’s iGaming business in Pennsylvania and Michigan; the continued success of Barstool Sports in Pennsylvania, Michigan, Illinois and in additional states in the future; the expected benefits and potential challenges of the investment in Barstool Sports, including the anticipated benefits for the Company’s online and retail sports betting, iCasino and social casino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product in future states and its future revenue and profit contributions; the Company’s expectations of future results of operations and financial condition, including margins; the Company’s expectations for its properties and the potential benefits of the cashless, cardless and contactless (“3Cs”) technology; the Company’s development projects or its iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the Company’s expectations with regard to the impact of competition; the anticipated opening dates of the Company’s retail sportsbooks in future states and its proposed Pennsylvania Category 4 casinos in York and Berks counties; the Company’s expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies the Company have acquired or may acquire; the outcome and financial impact of the litigation in which the Company is or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new business partners; the Company’s expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on the Company’s existing businesses; the performance of the Company’s partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and the Company’s expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 (and reoccurrences), and other natural or man-made disasters or catastrophic events; (d) the Company’s ability to access additional capital on favorable terms or at all; (e) the Company’s ability to remain in compliance with the financial covenants of its debt obligations; (f) the consummation of the Perryville transaction with GLPI is subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (g) the consummation of the Hitpoint transaction is subject to various conditions, including shareholder approvals, and may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and the Company’s ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of the Company’s operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations (including from Native American casinos, historic racing machines, state sponsored i-lottery products and VGTs in or adjacent to states in which we operate); (m) the Company’s ability to obtain timely regulatory approvals required to own, develop and/or operate its properties, or other delays, approvals or impediments to completing its planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which the Company does or seek to do business (such as a smoking ban at any of its properties or the award of additional gaming licenses proximate to its properties, as recently occurred with legislation in Illinois and Pennsylvania); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) the impact of weather, including flooding, hurricanes and tornadoes; (u) changes in accounting standards; (v) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (w) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, the Company’s ability to achieve the expected financial returns related to its investment in Barstool Sports, the Company’s ability to retain key talent, its ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as the Company’s ability to successfully develop innovative products that attract and retain a significant number of players in order to grow its revenues and earnings, its ability to establish key partnerships, its ability to generate meaningful returns and the risks inherent in any new business; (x) with respect to the Company’s proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and its ability to achieve its expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (y) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.